July 3, 2003

Ontario Securities Commission Alberta Securities Commission

British Columbia Securities Commission Manitoba Securities Commission Quebec Securities Commission The Toronto Stock Exchange

Attention: Filings/Listings

Dear Sirs:

WE HEREBY CERTIFY that the Restated unaudited interim statements for the three months ended March 31st, 2003 were mailed on July 3rd, 2003 to all those shareholders who requested interim statements pursuant to our compliance with National Instrument 54-101.

If you have any questions regarding the above, please do not hesitate to contact the undersigned.

Yours truly,

FNX MINING COMPANY INC.

Per: Shereen Dorey

/sd

ML-Int-Restated